Exhibit 99.1


                           [ON NASDAQ LETTERHEAD]



By Facsimile and First Class Mail

November 20, 2002

Mr. Zaid H. Haddad
Chief Financial Officer
Concepts Direct, Inc.
2950 Colorful Avenue
Longmont, CO 80504

Re:  Concepts Direct, Inc. (the "Company")

Dear Mr. Haddad:

Based on the Form 10-Q for the period ended September 30, 2002, Staff determined that the Company's stockholders' equity was $1,227,000. In addition, as of November 19, 2002, Staff determined that the market value of listed securities was $3,827,793.1 Finally, the Company reported net income/(loss) from continuing operations of ($3,119,000), $52,000, and ($3,125,000), in its annual filings for the years ended December 31, 2001, 2000 and 1999, respectively. Accordingly, the Company does not comply with Marketplace Rule 4310(c)(2)(B), which requires the Company to have a minimum of $2,500,000 in stockholders' equity or a market value of listed securities of $35,000,000 or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

Under these circumstances, Staff is reviewing the Company's eligibility for continued listing on The Nasdaq SmallCap Market. To facilitate this review, please provide on or before December 5, 2002 the Company's specific plan to achieve and sustain compliance with all The Nasdaq SmallCap Market listing requirements, including the time frame for completion of the plan. The Company is encouraged to provide any relevant documentation, including but not limited to financial projections, agreements, offering circulars, letters of intent and contracts. If, after the conclusion of our review, Staff determines that the Company's plan does not adequately address the issues noted, we will provide written notification that its securities will be delisted. At that time, the Company may appeal Staff's decision to a Nasdaq Listing Qualifications Panel.

If you have any questions, please contact Tom Choe, Senior
Analyst, at (301) 978-8027.

Sincerely,


/s/ Timothy J. Malinowski
Associate Director
Nasdaq Listing Qualifications

1 Listed securities means securities quoted on Nasdaq or listed on a national securities exchange. The calculation is based on 5,468,276 shares outstanding as of November 12, 2002 multiplied by the closing inside bid price of $0.70.